UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*




                       CHIQUITA BRANDS INTERNATIONAL, INC.
================================================================================
                                (Name of Issuer)



                                  COMMON STOCK
================================================================================
                         (Title of Class of Securities)



                                    170032106
                    ========================================
                                 (CUSIP Number)



                               January 12, 2001
================================================================================
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

CUSIP No.  170032106

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        Indrizo S.A.-- foreign (Non-U.S.) corporation

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)
              N/A
        (a)   [ ]
        (b)   [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        Ecuador

--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                5,049,400
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 N/A
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   5,049,400
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                 N/A
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,049,400
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          N/A
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.58%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

ITEM 1.

   (a)    CHIQUITA BRANDS INTERNATIONAL, INC.

   (b)    250 East Fifth Street
          Cincinnati, OH  45202
          (513) 784-8011


ITEM 2.

   (a)    Indrizo S.A.
          Attn:  Irene Maria Diaz-Calderon

   (b)    El Oro y La Ria 201
          Guayaquil, Ecuador

   (c)    Ecuador

   (d)    Common Stock

   (e)    170032106


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

   (a)    [ ]   Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78c).

   (b)    [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

   (c)    [ ]   Insurance company as defined in section 3(a)(19) of the Act (15
                U.S.C. 78c).

   (d)    [ ]   Investment company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C 80a-8).

   (e)    [ ]   An investment adviser in accordance with section
                240.13d-1(b)(1)(ii)(E); (f)

   (f)    [ ]   An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

   (g)    [ ]   A parent holding company or control person in accordance with.
                section 240.13d-1(b)(1)(ii)(G);

   (h)    [ ]   A savings associations as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813);

   (i)    [ ]   A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3);

   (j)    [ ]   Group, in accordance with sextion 240.13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP

(a)       5,049,400 beneficially owned shares.

(b)       7.58% of class.

(c)       Number of shares as to which the person has:

               (i)       Sole power to vote or to direct the vote  5,049,400.

               (ii)      Shared power to vote or to direct the vote N/A.

               (iii) Sole power to dispose or to direct the disposition of 5,049,400.

               (iv) Shared power to dispose or to direct the disposition of N/A.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            N/A

ITEM 9.     NOTICE OF "DISSOLUTION OF GROUP
            N/A

ITEM 10.     CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           January 22, 2001
                                           ---------------------------
                                           Date


                                           /s/ Irene Maria Diaz-Calderon
                                           --------------------------------
                                           Signature
                                           Irene Maria Diaz-Calderon, President
                                           Indrizo S. A.





The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS

SEE 18 U.S.C. 1001)